AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (“Amendment”) is entered into as of July 18, 2013, by USANA HEALTH SCIENCES, INC., a Utah corporation (together with its successors, “Borrower”), and BANK OF AMERICA, N.A., a national banking association (together with its successors and assigns, “Bank”).

RECITALS

A.           Borrower and Bank are parties to that certain Amended and Restated Credit Agreement dated as of April 27, 2011 (as the same may be amended, modified or extended from time to time the “Credit Agreement”) and the related Loan Documents described therein.

B.           Pursuant to the terms of the Credit Agreement, Bank has agreed to make loans to and issue letters of credit for the account of Borrower in the maximum aggregate principal amount of $60,000,000 (the “Borrower Credit Facility”).

C.           Borrower has requested that Bank extend credit to certain of its subsidiaries (collectively, the “Subsidiary Credit Extensions”), and in connection therewith and as a condition thereto, Borrower entered into that certain Master Continuing Guaranty dated as of May 25, 2012(as the same may be amended, modified or extended from time to time the “Master Guaranty”), pursuant to which Borrower guaranteed, among other things, the payment of the Subsidiary Credit Extensions.

D.           Borrower has requested that Bank increase the principal amount of the Borrower Credit Facility to $75,000,000 and to continue to make Subsidiary Credit Extensions which Bank has agreed to do subject to amending the Credit Agreement to include certain of the obligations of Borrower under the Master Guaranty as utilization under the Borrower Credit Facility.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements herein contained, and for other good and valuable consideration receipt of which is hereby acknowledged, Borrower and Bank hereby agree as follows:

1.           Definitions; Interpretation.  All capitalized terms used in this Amendment and not otherwise defined herein have the meanings specified in the Credit Agreement.  The rules of construction and interpretation specified in Sections 1.02 and 1.05 of the Credit Agreement also apply to this Amendment and are incorporated herein by this reference.

2.           Amendments to Credit Agreement.  The Credit Agreement is amended as follows:

(a)           Amendment to Definitions.  In Section 1.01, amendments are made to the definitions, as follows:

(i)           Commitment Amount.  The definition of “Commitment Amount” is amended and restated to read as follows:

“Commitment Amount” means $75,000,000.

(ii)           Consolidated Funded Debt.  In the definition of “Consolidated Funded Debt,” clause (a) is deleted and the following substituted in its stead:  “the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder), overdrafts and all obligations evidenced by bonds, debentures, notes, loan agreements, overdraft facility agreements or other similar instruments.”

(iii)           Dollar Equivalent.  The definition of “Dollar Equivalent” is added to read as follows:

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in any currency other than Dollars, the equivalent in Dollars of such amount, determined by using the Exchange Rate with respect to such currency in effect for such amount on such date.

(iv)           Exchange Rate.  The definition of “Exchange Rate” is added to read as follows:

“Exchange Rate” means, on any day, for purposes of determining the Dollar Equivalent of any currency other than Dollars, the rate at which such other currency may be exchanged into Dollars as published in The Wall Street Journal (Western Edition) on the date of determination (or, if The Wall Street Journal is not published on such day, then in The Wall Street Journal most recently published prior to such day).  In the event that such rate does not appear in the The Wall Street Journal, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be selected by Bank in its reasonable discretion.

(v)           Master Guaranty.  The definition of “Master Guaranty” is added to read as follows:

“Master Guaranty” means that certain Master Continuing Guaranty dated as of May 25, 2012 made by Borrower in favor of Bank, as the same may be amended, modified or extended from time to time.

(vi)           Subsidiary Credit Extensions.  The definition of “Subsidiary Credit Extensions” is added to read as follows:

“Subsidiary Credit Extensions” means, as to any Subsidiary at a particular time, without duplication, Indebtedness of the types referred to in clauses (a), (c) and (e) of the definition of “Consolidated Funded Debt.”

(vii)           Total Outstandings.  The definition of “Total Outstandings” is amended and restated to read as follows:

“Total Outstandings” means the sum of (a) aggregate Outstanding Amount of all Loans and all L/C Obligations plus (b) the Dollar Equivalent (determined in accordance with Section 1.07) of the aggregate amount of all Subsidiary Credit Extensions that constitute Guaranteed Obligations (as defined in the Master Guaranty) under the Master Guaranty.

(b)           Addition of Section 1.07.  Section 1.07 is added to read as follows:

1.07           Determination of Dollar Equivalent.  The Borrower shall (a) determine the Dollar Equivalent of the Subsidiary Credit Extensions as of the last day of each fiscal quarter of Borrower, in each case using the Exchange Rate for the applicable currency in relation to Dollars in effect on the date that is two Business Days prior to the last day of such fiscal quarter, and each such amount shall be the Dollar Equivalent of the Subsidiary Credit Extensions until the next required calculation thereof pursuant to this Section and (b) provide to Bank each calculation of the Dollar Equivalent of the Subsidiary Credit Extensions determined pursuant to clause (a) preceding in reasonable detail in a schedule attached to the Compliance Certificate delivered to Bank pursuant to Section 6.02(b).  In the event of a conflict between any determination of the amount of the Dollar Equivalent of the Subsidiary Credit Extensions made by Bank as of any date and a determination of such amount on such date made by Borrower, the determination made by Bank shall control in the absence of manifest error.

(c)           Amendment to Exhibit.  Exhibit E is hereby amended and restated as set forth in Exhibit E attached hereto.

3.           Conditions to Effectiveness.  Notwithstanding anything contained herein to the contrary, this Amendment shall become effective when each of the following conditions is fully and simultaneously satisfied; provided that each such condition is fully and simultaneously satisfied on or before July 18, 2013:

(a)           Delivery of Amendment.  Borrower and Bank shall have executed and delivered counterparts of this Amendment to each other;

(b)           Confirmation of Guarantors.  Each Guarantor shall have executed and delivered to Bank a Consent of Guarantors in the form of Annex 1 hereto;

(c)           Calculation of Dollar Equivalent.  Bank shall have received from Borrower a calculation in reasonable detail of the Dollar Equivalent of the Subsidiary Credit Extensions as of July 18, 2013;

(d)           Authorization.  Bank shall have received the following, each in form and substance and dated as of a date satisfactory to Bank and its legal counsel:

(i)           such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Bank may require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents to which such Loan Party is a party; and

(ii)           such evidence as Bank may reasonably require to verify that each Loan Party is duly organized or formed, validly existing, in good standing and qualified to engage in business in each jurisdiction in which it is required to be qualified to engage in business, including certified copies of each Loan Party’s Organization Documents, certificates of good standing and/or qualification to engage in business.

(e)           Representations True; No Default.  The representations of Borrower as set forth in Article V of the Credit Agreement shall be true on and as of the date of this Amendment with the same force and effect as if made on and as of this date or, if any such representation or warranty is stated to have been made as of or with respect to a specific date, as of or with respect to such specific date.  No Event of Default and no event which, with notice or lapse of time or both, would constitute an Event of Default, shall have occurred and be continuing or will occur as a result of the execution of this Amendment; and

(f)           Other Documents.  Bank shall have received such other documents, instruments, and undertakings as Bank may reasonably request.

4.           Representations and Warranties.  Borrower hereby represents and warrants to Bank that each of the representations and warranties set forth in Article V of the Credit Agreement is true and correct as if made on and as of the date of this Amendment or, if any such representation or warranty is stated to have been made as of or with respect to a specific date, as of or with respect to such specific date.  Borrower expressly agrees that it shall be an additional Event of Default under the Credit Agreement if any representation or warranty made by the Borrower hereunder shall prove to have been incorrect in any material respect when made.

5.           No Further Amendment.  Except as expressly modified by this Amendment, the Credit Agreement and the other Loan Documents shall remain unmodified and in full force and effect and the parties hereby ratify their respective obligations thereunder.

6.           Reservation of Rights.  Borrower acknowledges and agrees that the execution and delivery by Bank of this Amendment shall not be deemed to create a course of dealing or otherwise obligate Bank to forbear or execute similar amendments under the same or similar circumstances in the future.

7.           Miscellaneous.

(a)           Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF WASHINGTON.

(b)           Counterparts; Integration.  This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Amendment, the Credit Agreement and the other Loan Documents to which Borrower is a party constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

(c)           Severability.  If any provision of this Amendment is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(d)           Oral Agreements.  ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, Borrower and Bank have caused this Amendment to be duly executed as of the date first above written.

USANA HEALTH SCIENCES, INC.

By: /s/ Paul A. Jones
Name:	Paul A. Jones
Title:	Interim Chief Financial Officer

BANK OF AMERICA, N.A.

By: /s/ Joda L. Gibson
Name:	Joda L. Gibson
Title:	Senior Vice President

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